Exhibit 16.1

May 3, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read Nano Vibronix, Inc.’s statements pertaining to our firm included under Item 4.01 of its Form 8-K filed on May 3, 2018 and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Kost Forer Gabbay & Kasierer, A member of Ernst & Young Global